UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Explanatory Note: This Form 8-K is being amended to add Item 4.02.

ITEM 2.06      Material Impairments.

On September 26, 2008, management of Macatawa Bank (the “Bank”), a wholly owned subsidiary of Macatawa Bank Corporation (the “Company”), decided to take $15.0 million in loan loss provisions and $878,000 in losses on foreclosed properties. These loan loss provisions and foreclosed property losses are being recorded in the quarter ended June 30, 2008. The Company will amend accordingly its Quarterly Report on Form 10-Q for the Quarter ended June 30, 2008.

The additional provisions and losses result in a $10.3 million decrease in the Company’s second quarter earnings on an after-tax basis, from $2.2 million in earnings to $8.1 million in net losses. After these adjustments, Macatawa Bank continues to remain a well-capitalized financial institution under regulatory guidelines.

The additional provisions and losses reflect continued weakness in the Company’s portfolio of real estate loans. The Company’s management and board have determined the need for the adjustments based upon current and evolving information regarding its real estate loan portfolio and the continued decline in the housing market.

The additional provisions and losses were based on information currently available and may change as new information is received. The ultimate amount of the impairment, and the potential losses to the Bank, may be higher or lower depending on the realizable value of the collateral. The level of the provision made in connection with the loans reflects the amount necessary to maintain the allowance for loan losses at an adequate level, based upon the Bank’s current analysis of losses inherent in its loan portfolio. Management will continue to monitor the performance of its portfolio and will react to conditions as they develop.

The Bank’s out-of-pocket expenditures in connection with the resolution of the loans could vary, depending on the length of time, and number of hours of professional assistance required to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to precise estimation, and they could be higher or lower. The impairment charge was calculated to include an estimate of these out-of-pocket expenditures.

ITEM 4.02	Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 26, 2008, the Company’s board of directors concluded that the financial statements for the six month and three month periods ended June 30, 2008 as reported in the Company’s Form 10-Q Quarterly Report for the quarter ended June 30, 2008, should no longer be relied upon. The board of directors determined to take $15.0 million in additional loan loss provisions and $878,000 in losses on foreclosed properties. The additional provisions and losses reflect continued weakness in the Company’s portfolio of real estate loans. The Company’s management and board have determined the need for the adjustments based upon current and evolving information regarding its real estate loan portfolio and the continued decline in the housing market. An authorized officer discussed the additional provisions and losses with the Company’s independent accountant.

ITEM 8.01      Other Events.

The Company announced its decision to temporarily suspend future dividends on its common stock.

The Company also announced that it has begun work to raise additional capital to strengthen its financial position.

The Company announced that it does not have exposure to subprime mortgage loans, nor does it have any exposure to Fannie Mae and Freddie Mac equity securities or mortgage backed securities.

A copy of the press release issued pursuant to Rule 135c of the Securities Act of 1933, as amended, is filed as Exhibit 99.1 to this Report and is incorporated herein by reference. The press release and this Form 8-K are neither an offer to sell nor a solicitation of an offer to buy any of the Company’s securities. There shall not be any offer or sale of the securities in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities and the common stock issuable upon conversion of the securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ITEM 9.01      Financial Statements and Exhibits.

(d)	Exhibits

*99.1	Press release dated September 29, 2008.

*Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2008	MACATAWA BANK CORPORATION By /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer